Exhibit 99.1

Teradyne Announces First Quarter 2006 Results

BOSTON — (BUSINESS WIRE) — April 18, 2006 — Teradyne, Inc. reported sales of $363 million for the first quarter of 2006. Net income in the quarter was $44.9 million, or $0.23 per share on a GAAP basis, and $50.8 million, or $0.25 per share on a non-GAAP basis. Bookings for the first quarter were $364 million, with semiconductor test orders up 10% sequentially.

“We’re off to a strong start in 2006,” said Mike Bradley, Teradyne president and CEO. “Our semiconductor test business posted its sixth straight quarter of increased bookings, driven by another record order level for our FLEX™ System-On-a-Chip (SOC) test systems.”

Sales in the second quarter of 2006 are expected to be between $360 million and $380 million, with earnings per diluted share between $0.31 and $0.35, including $18 million, or $0.08 of net gains on the sale of real estate.

Non-GAAP Results

In addition to disclosing results that are determined in accordance with GAAP, Teradyne also discloses non-GAAP results of operations that exclude certain charges. These results are provided as a complement to results provided in accordance with GAAP. Teradyne reports non-GAAP results in order to better assess and reflect operating performance. Management believes the non-GAAP measures help indicate Teradyne’s baseline performance before gains, losses or other charges that are considered by management to be outside Teradyne’s ongoing operating results. Teradyne believes these non-GAAP measures will aid investors’ overall understanding of its results by providing a higher degree of transparency for certain expenses and by providing a level of disclosure that will help investors understand how Teradyne plans and measures its own business. A reconciliation of each GAAP to non-GAAP financial measure discussed in this press release is contained in the attached Exhibits and on the Teradyne website at www.teradyne.com by clicking on “Investors” and then selecting the “GAAP to Non-GAAP Reconciliation” link. The presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for financial measures or information provided in accordance with GAAP.

Conference Call/Webcast

A conference call to discuss First Quarter 2006 results, along with management’s outlook, will be held at 10:00 a.m. EDT, Wednesday, April 19, 2006. The call will be broadcast simultaneously over the Internet. Interested investors should access the webcast at www.teradyne.com and click on “Investors” at least five minutes before the call begins. A replay will be available approximately two hours after the completion of the call. The replay number in the U.S. & Canada is 1-800-642-1687. The replay number outside the U.S. & Canada is 1-706-645-9291. The pass code for both numbers is 6934534. A replay will also be available on the Teradyne website www.teradyne.com. Click on “Investors” for a link to the replay. The replay will be available via phone and website through May 3, 2006.

About Teradyne, Inc.

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2005, Teradyne had sales of $1.08 billion, and currently employs about 4,000 people worldwide. For more information, visit www.teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the U.S. and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries) or their respective owners.

Safe Harbor Statement

The forward-looking statements included in this release are made only as of the date of publication and Teradyne undertakes no obligation to update the information set forth in this release.

This release contains forward-looking statements regarding expected future revenues and earnings, future market conditions and business prospects. Such statements are based on the current assumptions and expectations of Teradyne’s management and are neither promises nor guarantees. You can generally identify these forward-looking statements based on the context of the statements and by the fact that they use words such as “will,” “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. There can be no assurance that management’s estimates of our future results will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: adverse changes in general economic or market conditions (including market demand for electronics and downturns in the semiconductor industry); the historically cyclical nature and volatility of the markets that we serve; the “hockey-stick” pattern of sales resulting in a disproportionately large percentage of total quarterly sales occurring in the last month and weeks of each quarter; the decision by customers to cancel or defer orders that previously had been accepted; reduced bookings; reductions or delays in capital investment by our customers; competitive pressures (including pricing and gross margin pressures); the risks of operating internationally (including political and economic instability and unexpected changes in legal and regulatory requirements and in policy changes affecting international markets); disruptions, delays or shortages in an adequate supply of raw materials, components or internal and external manufacturing capability; disruptions or delays in our supply chain; incoming quality of components or raw materials; insufficient or excess inventory; the effectiveness of our implementation of cost cutting and expense control measures (including facility consolidations, the centralization of certain shared services, seeking lower prices from suppliers and the outsourcing of selected manufacturing, information technology and engineering activities); the risks of potential environmental liability; any material litigation against Teradyne; the ability to attract and retain key employees; war or the threat of terrorist attacks; and other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K for the fiscal year ended December 31, 2005 and our periodic reports on Forms 10-Q and 8-K.

TERADYNE, INC. REPORT FOR FIRST FISCAL QUARTER OF 2006

CONDENSED CONSOLIDATED OPERATING STATEMENTS

(In thousands, except per share amounts)

	Quarter Ended:
	April 2, 2006	December 31, 2005	April 3, 2005
Net Revenues	$362,914	$345,151	$210,357
Cost of Revenues (1) (2)	192,276	184,980	132,687

Gross Profit	170,638	160,171	77,670

Operating Expenses:
Engineering and Development (1)	52,194	49,770	61,379
Selling and Administrative (1)	72,185	60,972	64,317
Restructuring and Other Charges, net (3)	(1,097)	(10,393)	6,358

Operating Expenses	123,282	100,349	132,054

Income/(Loss) From Operations	47,356	59,822	(54,384)
Interest Income	9,483	5,572	4,405
Interest Expense	(3,371)	(3,583)	(4,434)

Income/(Loss) From Continuing Operations Before Income Taxes	53,468	61,811	(54,413)
Income Tax Expense/(Benefit) (4)	8,555	(27,814)	1,038

Net Income/(Loss) From Continuing Operations	44,913	89,625	(55,451)
(Loss)/Income From Discontinued Operations (net of income tax provision of $0, $262, and $462, respectively)	—	(2,516)	2,879

Gain on Disposal of Discontinued Operations (net of income tax provision of $30,979 for the quarter ended December 31, 2005)	—	136,953	—

Net Income/(Loss)	$44,913	$224,062	$(52,572)

Net Income/(Loss) per Common Share from Continuing Operations:
Basic	$0.23	$0.46	$(0.28)

Diluted (5)	$0.23	$0.44	$(0.28)

Net Income/(Loss) per Common Share:
Basic	$0.23	$1.14	$(0.27)

Diluted (5)	$0.23	$1.07	$(0.27)

Shares used in calculation of Net Income/(Loss) per Common Share—Basic	198,017	196,919	195,619

Shares used in calculation of Net Income/(Loss) per Common Share—Diluted (5)	199,555	211,764	195,619

Gross Orders	$364,555	$385,956	$341,986

Net Orders	$364,097	$377,636	$340,670

(1) Includes the following amounts related to stock-based compensation:
	April 2, 2006	December 31, 2005	April 3, 2005
Cost of Revenues	$1,159	$290	$—
Engineering and Development	1,891	137	—
Selling and Administrative	3,049	335	—

	$6,099	$762	$—

(2) Cost of revenues includes an inventory provision of $8 million in the quarter ended April 2, 2006 for non-FLEX products in the Semiconductor Test Division.

(3) Restructuring and Other Charges, net consists of:
	April 2, 2006	December 31, 2005	April 3, 2005
Facility Related	$(1,086)	$—	$2,311
Gain on Sale of Product Lines	(229)	(2,752)	(414)
Severance	67	2,862	3,963
Long-Lived Asset Impairment	50	164	498
Gain on Sale of Real Estate	—	(10,884)	—
Other	101	217	—

	$(1,097)	$(10,393)	$6,358

(4) For the quarter ended December 31, 2005, for GAAP purposes, there was a tax benefit of $29.2 million recorded in continuing operations for the 2005 operating loss used as a result of the sale of the Connection Systems segment (“TCS”). There was an offsetting tax provision in the gain on sale of TCS included in discontinued operations.

(5) Under GAAP, when calculating diluted earnings per share, convertible debentures must be assumed to have converted if the effect on EPS would be dilutive. For Teradyne, dilution occurs when earnings are greater than $0.24 per share per quarter. Accordingly, for net income from continuing operations for the quarter ended December 31, 2005, diluted shares assume the conversion of the convertible debentures as the effect would be dilutive. Accordingly, 13.7 million shares have been included in diluted shares and net interest expense of $3.3 million has been added back to net income for the diluted earnings per share calculation. Diluted shares for net income from continuing operations for the quarters ended April 2, 2006 and April 3, 2005 do not assume the conversion of the convertible debentures, as the effect of the conversion on EPS would be anti-dilutive.

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	April 2, 2006	December 31, 2005
Assets
Cash and Cash Equivalents	$322,781	$340,699
Marketable Securities	321,227	354,042
Accounts Receivable	259,201	232,462
Inventories	115,658	142,706
Other Current Assets	31,802	25,033

	1,050,669	1,094,942
Net Property, Plant and Equipment	413,732	421,286
Long-term Marketable Securities	321,852	232,952
Goodwill	69,147	69,147
Intangible and Other Assets	41,046	41,405

	$1,896,446	$1,859,732

Liabilities
Notes Payable—Banks	$—	$2,547
Current Portion of Long-term Debt	285,000	300,282
Accounts Payable	68,845	48,012
Accrued Employees’ Compensation and Withholdings	63,467	81,670
Deferred Revenue and Customer Advances	38,448	31,477
Other Accrued Liabilities	49,014	48,273
Income Taxes Payable	9,199	3,234

	513,973	515,495
Pension Liability	37,852	57,106
Other Long-term Debt	—	1,819
Other Long-term Liabilities	39,836	42,646

	591,661	617,066
Shareholders’ Equity	1,304,785	1,242,666

	$1,896,446	$1,859,732

GAAP to Non-GAAP Earnings Reconciliation

References by the Company to non-GAAP income from continuing operations and non-GAAP earnings per share refer to net income or earnings per share excluding restructuring and other charges, net, certain inventory provisions and the effect of one-time tax items. GAAP requires that these costs and charges be included in determining Net Income/(Loss) and Net Income/(Loss) per share. Non-GAAP net income from continuing operations (which is the basis for non-GAAP earnings per share) gives an indication of Teradyne’s baseline performance before gains, losses or other charges that are considered by management to be outside the Company’s ongoing operating results. The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses and credits, through providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, the presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP

	Quarter Ended:
	April 2, 2006		December 31, 2005		April 3, 2005
	(in millions, except per share data)
Gross Margin—GAAP	$170.6	47.0%	$160.2	46.4%	$77.7	36.9%
Inventory charge (1)	8.0		—		—

Gross Margin—Non-GAAP	$178.6	49.2%	$160.2	46.4%	$77.7	36.9%

Net Income/(Loss) from Continuing Operations—GAAP	$44.9		$89.6		$(55.5)
Inventory charge (1)	8.0		—		—
Tax Benefit from gain on disposal of TCS (2)	—		(29.2)		—
Restructuring and Other Charges, net (3)	(1.1)		(10.4)		6.4
Profit sharing adjustment (4)	(0.8)		—		—
Income tax adjustment (5)	(0.2)		0.3		(0.2)

Net Income/(Loss) from Continuing Operations—non-GAAP	$50.8		$50.3		$(49.3)

GAAP Net Income/(Loss) per Common Share—Basic	$0.23		$0.46		$(0.28)

Non-GAAP Net Income/(Loss) per Common Share—Basic	$0.26		$0.26		$(0.25)

Shares used in calculation of Net Income/(Loss) per Common Share—Basic	198.0		196.9		195.6
GAAP Net Income/(Loss) per Common Share—Diluted (6)	$0.23		$0.44		$(0.28)

Non-GAAP Net Income/(Loss) per Common Share—Diluted	$0.25		$0.25		$(0.25)

GAAP shares used in calculation of Net Income/(Loss) per Common Share—Diluted (6)	199.6		211.8		195.6
Non-GAAP shares used in calculation of Net Income/(Loss) per Common Share—Diluted (6)	210.8		211.8		195.6

GAAP Continuing Operations Income Tax Benefit	$—		$(27.8)		$—
Tax Benefit from gain on disposal of TCS (2)	—		29.2		—

Non-GAAP Continuing Operations Income Tax Provision	$—		$1.4		$—

(1) Cost of revenues includes an inventory provision of $8 million in the quarter ended April 2, 2006 for non-FLEX products in the Semiconductor Test Division.

(2) Under GAAP, there was a tax benefit recorded in continuing operations for the 2005 operating loss used as a result of the sale of TCS. There was an offsetting tax provision in the gain on sale of TCS included in discontinued operations.

	Quarter Ended:
	April 2, 2006		December 31, 2005		April 3, 2005
	(in millions)
(3) Restructuring and Other Charges, net consists of:
Facility Related	$(1.1)		$—		$2.3
Gain on Sale of Product Lines	(0.2)		(2.7)		(0.4)
Employee Severance	0.1		2.9		4.0
Long-Lived Asset Impairment	0.1		0.1		0.5
Gain on Sale of Real Estate	—		(10.9)		—
Other	0.1		0.2		—

	$(1.0)		$(10.4)		$6.4

(4) To adjust the profit sharing calculation in accordance with the profit sharing plan.

(5) To adjust the tax provision for the non-GAAP items.

(6) Under GAAP, when calculating diluted earnings per share, convertible debentures must be assumed to have converted if the effect on EPS would be dilutive. For Teradyne, dilution occurs when earnings are greater than $0.24 per share per quarter. Accordingly, for net income from continuing operations for the quarter ended December 31, 2005, diluted shares assume the conversion of the convertible debentures as the effect would be dilutive. Accordingly, 13.7 million shares have been included in diluted shares and net interest expense of $3.3 million has been added back to net income for the diluted earnings per share calculation. Diluted shares for GAAP net income from continuing operations for the quarter ended April 2, 2006 and both GAAP and non-GAAP net income from continuing operations for the quarter ended April 3, 2005 do not assume the conversion of the convertible debentures, as the effect of the conversion on EPS would be anti-dilutive. Non-GAAP net income from continuing operations for the quarter ended April 2, 2006 assumes the conversion of the convertible debentures as the effect would be dilutive. Accordingly, 11.2 million shares have been included in the diluted shares and net interest expense of $2.7 million has been added back to net income for the non-GAAP dilutive earnings per share calculation.

For press releases and other information of interest to investors, please visit Teradyne’s homepage on the World Wide Web at http://www.teradyne.com.

Contact: Teradyne, Inc.

Tom Newman, 617-422-2425